Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q4 2009 Epicor Software Earnings Conference Call

Event Date/Time: Feb. 11. 2010 / 5:00PM ET

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

1

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software - Director IR

George Klaus

Epicor Software - Chairman, President, CEO

Mike Pietrini

Epicor Software - EVP, CFO

John Hiraoka

Epicor Software - EVP, CMO

Russ Clark

Epicor Software - SVP of Finance

CONFERENCE CALL PARTICIPANTS

Richard Baldry

Canaccord Adams - Analyst

Peter Goldmacher

Cowen & Company - Analyst

Brad Sills

Barclays Capital - Analyst

Mark Schappel

Benchmark Company - Analyst

Kevin Liu

B Riley & Company - Analyst

Steve Koenig

Longbow Research - Analyst

PRESENTATION

Operator

Thank you for holding and welcome to Epicor’s fourth quarter and year end earnings call. Today’s call is being recorded. At this time, I would like to turn the conference over to Damon Wright, head of Investor Relations. Please go ahead.

Damon Wright - Epicor Software - Director IR

Thank you Kevin and thank you all for joining us today on this call to discuss Epicor’s 2009 fourth quarter financial results. Our press release issued this afternoon detailing these results may be accessed on our website at www.epicor.com under the Investor Relations. Joining us on today’s call to comment on Epicor’s fourth quarter are George Klaus, Epicor’s Chairman, President and CEO and Mike Pietrini, Executive Vice President and CFO. Russ Clark, our Senior Vice President of Finance and John Hiraoka, Executive Vice President and Chief Marketing Officer are also on the call to participate in the Q&A session. George will begin the call with a few comments followed by Mike who will discuss certain financial results and trends in our business in more detail.

Prior to beginning I would appreciate your patience as I review our Safe Harbor statement. Discussions on today’s call will including forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings and other financial results as well as new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements. Today’s comments will also include a discussion of certain non-GAAP financial measures such as adjusted EBITDA, free cash flow, and non-GAAP earnings which exclude amortization of prior and tangible assets, stock-based compensation

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

2

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the Company's non-GAAP and GAAP results are included in our earnings release in the Form 8-K to be filed with the SEC. With that, I’d like to turn the call over to George. George?

George Klaus - Epicor Software - Chairman, President, CEO

Thanks Damon. And thanks and welcome to everyone on the call and on the webcast for joining us today. Epicor’s fourth quarter was a strong validation of what we have been telling Wall Street and our prospective customers regarding our confidence in the strength of our Company, our products and our leadership position in the markets we serve. Throughout 2009, Epicor took a somewhat different approach than some other companies in response to the economic climate. Our approach was driven by our exciting new product cycle that was expanding our addressable market. Therefore we felt it was important not to over react, but to take a carefully thought out and measured approach to adapting our business model to the economic downturn. While we did take significant steps to better align our cost structure with our anticipated revenues, we did not cut too deeply. We felt this would help ensure that Epicor was properly positioned to capitalize on the strength of Epicor 9 and on any economic tailwinds that might occur. We believe our strategy worked and Epicor had the right products and the right sales coverage and support to benefit from an uptick in application software spending in Q4.

Our fourth quarter results speak very well for themselves as we materially exceeded both our top and bottom guidance and generated very strong free cash flow of more than $17 million. Our excellent performance was driven predominately by the strong software license sales we had across all of our vertical markets and in all geographies and it is a testament to the strength of our products and the soundness of our strategy. Our Q4 results clearly demonstrate that when opportunities present themselves, Epicor is in the best position to take advantage. As the economy continues to improve, we believe Epicor will continue to be the primary beneficiary of this. As evidenced by nearly 90% sequential increase in our software revenues and the fact that we exceeded our year earlier software license comp for the first time in 2009, we believe Epicor 9 has differentiated Epicor from our competition. We are providing business solutions that make a difference for companies throughout the world from solutions from smaller companies that are looking for more of an out of the box solution to all of the features functionality and scalability required to run highly complex businesses of up to $2 billion in sales or more, as well as divisions and subsidiaries of the Fortune 1,000.

In the retail side of our business our end to end solutions enabled some of the best known retailers in the world to manage their operations as effectively and efficiently as possible while ensuring they have the right merchandise in the right stores to capitalize on the ever changing demands of the customers. In addition to our demonstrated lower total cost of ownership, Epicor is leading the industry with the most innovative and technologically advanced solution, as validated by Gartner Group in its ERP magic quadrant. Gartner is becoming an excellent resource for prospects leads and says Epicor is and I quote, the most visionary and complete solution we have seen made generally available in recent years end of quote. We have expanded our addressable markets with a new global financial suite and additional distribution and supply chain capabilities. We are in markets winning opportunities that would not have been opened to us in past years. We have also expanded our retail markets to include value oriented retailers which has increased our market opportunity even further.

We also focused on anticipating our current and prospective customers future requirements. Throughout 2009, we added new features and functionality for all of our verticals. One example is the suite of mobile solutions which enabled real time access to critical business data anywhere, anytime and on any device. On the resale side, this includes putting point of sale and merchandising and inventory look up into the hands of sales people to get them out from behind the counter. We have expanded our BI and VPO offerings and are still branching out into additional sub verticals adjacent to those where we have already established our reputation as an industry leader.

It is for these reasons we believe Epicor is gaining market share. Supporting evidence of our ability to capture market share is the fact that in a little over a year since going GA we have shipped Epicor 9 to over 1,000 customers and partners including 400 new customers and more than 500 existing customers. In Q4 we once again doubled from the previous quarter the number of customers that have implemented Epicor 9 resulting in more than a hundred customers operating their businesses with Epicor 9. We expect to double this number again in the first half of 2010.

The increase of customers running their business on Epicor 9 is a very important metric for several reasons. It is clear afformation by our targeted customer base that Epicor 9 is a leading ERP solution for the markets we address. Since we only went GA on Epicor 9 a little over one year ago, having more than 100 customers running Epicor 9 is a validation that the ease of implementation and near term ROI we champion is very real. And third, even more important as we look forward into our opportunities for growth in 2010, it is the fact that our base of customer references is growing exponentially. Customer references are one of the most important tools for our sales teams in closing more opportunities. As demonstrated by the strong Q4 software sales, and our rapidly expanding list of customers, we managed this process very well throughout 2009.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

3

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

As our references continue to grow, and the numbers continue to grow, we believe our pipelines and our close rates will further improve which bodes well for growth in 2010. We are confident that we have superior solutions for the markets we serve and we have properly positioned Epicor to benefit from our improving pipelines. We are creating our own opportunities and we expect to benefit greatly from any economic tailwinds. I'd now like to turn the call over to Mike to add some additional metrics from this quarter.

Mike Pietrini - Epicor Software - EVP, CFO

Thank you George. I plan to focus the majority of my prepared remarks highlighting metrics that are not specifically covered in the press release. We had an excellent fourth quarter across all of our lines of business particularly on the software license side. We were very confident in our guidance because we knew that our pipelines were continuing to strengthen and Q4 showed some of the strongest sequential license growth in Epicor's history. The additional investment we made into new marketing programs aimed at capitalizing on our Q4 pipeline and the building opportunities we see in 2010 paid excellent dividends. We have every expectation that we will continue to benefit from these investments throughout 2010 and beyond.

As George mentioned, Q4 software license revenues were also up from a year ago quarter, an encouraging trend that we hope to continue throughout 2010. During 2009, we continued to make the strategic decisions necessary to ensure Epicor is positioned to take advantage of any economic recovery. We saw some economic stabilization in Q4 which resulted in more companies being willing to make investments back into their businesses. Epicor was properly positioned to execute on the additional opportunities which we believe drove market share gains. Our market leadership was highlighted by an additional 149 new name customers in the fourth quarter. We added a total of approximately 450 new name customers for the year, an impressive feat given the challenging economic conditions. Epicor 9 was the driver behind our new name sales and represented more than 75% of our new name additions in the fourth quarter. Retail also had a solid quarter as many retailers are experiencing more promising metrics that are causing them to invest in their future.

Software gross margin was 77.2%, down from the high of 81.8% in Q3 due primarily to the mix of license revenues. Based on the opportunities in our pipelines, we expect software gross margins to be in the very high 70% to low 80% range for all of 2010. The average of our top ten new customer wins for Q4 exceeded $500,000 software revenue. The total first year revenue contribution from each of these new customers will be more than double the software revenue with the resulting consulting and maintenance revenue. Eight of the top ten new contracts were Epicor 9, a testament to the ability of our latest product to meet the complex business requirements of ever larger enterprises. The other two top ten wins, including the largest of the quarter, were from our retail products.

All geographies were strong with particular strength in the Americas, the UK, ANZ and Asia. The break out of international and Americas license revenue was approximately 30% international and 70% Americas. It was encouraging to see a resurging of spending in EMEA which was hard hit in 2009 by the downturn in the economy. Again, we believe Epicor 9 and its robust global financial suite is a key differentiator internationally leading to such strong performance and our ability to gain market share.

Now in reviewing the consulting business, consulting revenue of $33.2 million hit a high for 2009 as our consultants stayed busy implementing Epicor 9 throughout the world. Their hard work was reflected in the fact that we doubled our Epicor 9 implementations from Q3 to Q4. We currently have more than 500 active Epicor 9 implementations in process and expect to nearly double again in the first half of 2010 the total number of customers operating their businesses with Epicor 9.

On our Q3 call we indicated that we would do some targeted hiring of consultants in some of the new geographies where we are seeing good traction in order to ensure we were ready for the business we expected. Due to training time, we anticipated that this hiring would lead to consulting gross margins slightly below or near term target of 20 plus percent. Q4 consulting gross margin was 19.5%. We will continue to feel the margin impact of this hiring in Q1. However, I am pleased to say our targeted hiring was right on point and we expect to see excellent utilization rates from these new hires towards the middle of 2010.

Now turning to maintenance. Maintenance revenue also hit a 2009 high coming in at $48.6 million. This was up marginally year-over-year from Q42008. Maintenance gross margin was 76.8% in line with our historical performance. We expect maintenance gross margin to stay in the mid to upper 70% range for 2010. We continue to have strong retention rates in Q4 which once again hit 94% for our ERP products and 99.5% for retail. We also won back 118 customers who renewed expired maintenance contracts which represents more than $2 million in incremental annual maintenance revenue. Overall gross margin excluding amortization was 57.3% growing year-over-year by 1 percentage point. Gross margin increased throughout 2009 as we managed our expenses to maximize profitability while ensuring we were not impacting our ability for future growth. We also benefited from increasing high margin software sales.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

4

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Turning to operating expenses. Total operating expense for the fourth quarter was down sequentially from Q3 as a percentage of revenue, though up in total dollars as we forecasted on last quarter’s call. The sequential increase in total dollars is due to additional sales and marketing expense associated with the strong software revenues as well as further investment in Epicor 9 for additional functionality including languages and localization. Epicor 9 is currently being sold in 45 countries and in 18 languages. By the end of 2010, we expect to add at least 15 more countries and 12 additional languages. We also continue to make industry specific investments both in marketing, as I mentioned earlier, and in research and development. These well timed investments are enabling us to win business in markets adjacent to our subverticals and help drive additional in Q4, while further expanding our 2010 pipelines. Our profitability continued to strengthen throughout the year and we closed Q4 with adjusted EBITDA margins of 17.8%. For 2010 we expect to continue to grow our bottom line at a faster rate than the top line.

Now looking at the balance sheet metrics. We continue to have strong cash collections, once again collecting more than usual and bringing in $116 million during the quarter. Our strong software license sales and excellent collections were key drivers to generating free cash flow of $17.5 million during the fourth quarter. Our cash and cash equivalence balance as of December 31 grew to $106.9 million. Our debt balance consists primarily of our $230 million obligation to holders of Epicor senior convertible notes and borrowings under our credit facility which now stand at $67.5 million following the $5 million discretionary pay down during the quarter. We are very comfortable with our liquidity position and we will continue to use our strong cash flows to delever and strengthen the balance sheet.

Now highlighting our guidance. While we plan to continue to provide detailed financial guidance on a quarterly basis for the foreseeable future, we did want to provide some commentary around the 2010 year. For the year, we expect total revenue to be up modestly over 2009 driven primarily by growth in license revenues and the resulting consulting implementation services. Pipelines are continuing to improve throughout the business and we are seeing encouraging signs across all of our vertical markets and in all geographies that support our belief that spending on ERP and retail software solutions will be up over 2009. We believe we are the best positioned company in the markets we serve and we plan to organically grow software revenues faster than industry projections and faster than our competitors.

Now turning to Q1 guidance. While generally always our seasonally slowest quarter, we currently expect all Q1 revenue lines to be up from the first quarter of 2009 with the exception of hardware. 2010 first quarter total revenue is expected to be in the range of $98 million to $100 million. Profitability is expected to improve over the first quarter of 2009 with non-GAAP EPS expected to be in the range of $0.10 to $0.11. We are quite optimistic about 2010. However, as reflected in the daily ups and downs of the equity markets, there is much uncertainty surrounding the strength of the economic recovery this year. As such we plan to remain prudently cautious in our financial guidance. I’d now turn the call back to George.

George Klaus - Epicor Software - Chairman, President, CEO

Thanks Mike. I have a few closing remarks prior to opening the call for questions. 2009 was a challenging, yet very successful year overall for Epicor. Throughout the year we appropriately adjusted our business to the economic climate with the goal of taking market share and driving better shareholder returns. We stabilized the executive team and prudently managed our expenses while continuing to invest back into key areas of the business. We strengthened the balance sheet and eliminated restricted financial covenants.

We looked forward into 2010 and our strengthening pipelines and took the steps necessary to ensure we were properly positioned to capitalize on stabilizing economic conditions. But perhaps the most importantly we consistently execute at or above the key metrics of our stated financial guidance. The hard work of senior management and all our employees was rewarded with improving metrics throughout the year across all areas of our business. These improvements benefited our shareholders as our stock appreciated throughout the year. I am very proud of our accomplishments in 2009.

In 2010 we plan to take much of the same approach and we believe that the Company and our shareholders will be rewarded. Some of our priorities for 2010 are, we will continue to manage our expenses with an eye towards driving improved profitability. We will continue to invest prudently in the business to ensure we are best positioned to benefit from any economic tailwinds. We will take market share. We will grow our revenues over 2009 with even stronger growth and profitability and we will continue to be conservative in our outward facing expectations while driving our teams towards higher internal goals.

As I mentioned on our last call I am a growth oriented CEO and I am committed to Epicor being a growth company. The are several tenants to growth, but the most important in my mind is software revenue growth, particularly new business software growth as it pulls every other revenue stream and drives deepening profitability. We have built the foundation through Epicor 9 and our full suite of retail solutions that is supporting growing pipelines throughout our business. We believe we will experience growth in 2010 and Epicor is well positioned to benefit further from any economic tailwinds that might occur. With that said, I would like to the call over to the operator and we are ready to take questions, Kevin.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

5

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you very much. (Operator Instructions) First up we have a question from Richard Baldry at Canaccord Adams.

Richard Baldry - Canaccord Adams - Analyst

Thanks and congrats on the quarter. I wonder if you can talk some check figures on headcount, maybe quote a carrying reps exiting the year, where you see that by the end of the year that we just started now? And then there’s times you’ve been able to talk about deals greater than a million or I think it was the middle of the year your top ten average was over 400K. I wonder if you can talk about scale of large deals and end of the quarter given the strength in license sales? Thanks.

George Klaus - Epicor Software - Chairman, President, CEO

We finished the year with slightly over 2700 people Rich. We have about 175 quota carrying sales reps and we don’t intend to increase that and one of the reasons is, as we mentioned in our Q3 conference call, we were preparing and added some costs in Q4 in order to make sure we were ready for 2010, and obviously that benefited us in Q4. So we think we’ve added the number of people that we need. That doesn’t mean as we continue to watch business and if the business grows even faster than we are predicting through the uptick of the economy, we would be willing to and be prepared to add sales people. And in terms of the top ten, we had one deal over $1 million and that was the retail deal, and we had a number of them over $500,000 that were Epicor 9 deals.

Richard Baldry - Canaccord Adams - Analyst

And maybe given the strength in new name wins in the quarter, you also talked about how you feel in your comfort level of the pipeline headed into Q1, coming off of a seasonally strong Q4 period. Sometimes it’s the toughest quarter to start the year out.

George Klaus - Epicor Software - Chairman, President, CEO

Our pipeline is stronger. That’s for sure. It’s not back to where it was in 2007 yet, which is clear, but the pipeline is definitely getting stronger. Much stronger than 2009, and back to where we were early in 2008 maybe. So we would expect Q1, while seasonally a difficult quarter, we would expect to be successful in Q1 and I think we are — we have already closed some nice deals in Q1. Epicor 9 deals and so I would expect to meet or beat the guidance that we laid out.

Richard Baldry - Canaccord Adams - Analyst

Thanks a lot.

Operator

Moving on now to a question from Peter Goldmacher at Cowen & Company.

Peter Goldmacher - Cowen & Company - Analyst

Hi George you talked about growing ahead of the market and growing ahead of your competitors and taking share. What do you think the market is going to grow next year and specifically which competitors do you feel like you are competing most effectively against?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

6

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

George Klaus - Epicor Software - Chairman, President, CEO

Well, we think the market will grow somewhere between 2% and 4%. That’s what the analysts are telling us and what we are preparing for. So we think we’ll probably grow faster than that because we do think we will be winning more business than our competitors are winning. Without being too specific, clearly when we move up into deals that are $500,000 plus in NLR, net license revenue, we are competing against SAP and Oracle more frequently than we had in the past, and then down in the middle market where we have been a lot, we are still competing against Microsoft. But I can tell you that our close rates against that competition in Q4 was very high. I’m not going to disclose what it was, but let me tell you, it was very high and we seldom lose a deal when we are in there with Epicor 9 where, in a position where we should be in competing favorably for the business. So the product is being extremely well received, and, of course, this quarter we have another major release coming out called Epicor 905 which will actually put us in a more markets than we are today. So we are excited about 2010 and the only thing we can’t do is read the tea leaves on the economy.

Peter Goldmacher - Cowen & Company - Analyst

Be great if you could. One more question. When you say you are competing more effectively against SAP and Oracle or Microsoft, taking your superlative execution as a given, do you feel your competitors are going about the market in a different way or are they not focused on the opportunity any more or is it all about the product cycle and sales execution for you?

George Klaus - Epicor Software - Chairman, President, CEO

Well, let me say a couple of things. One is that there have been a couple of primary analysts out there, specifically Gartner Group who rated us the most visionary product and Aberdeen who, through a very significant study, rated us the most total cost of ownership effective product on a per user basis. So when you take those two things with the leading technology and you take what’s going on in the turmoil that is happening at SAP and the number of acquisitions and stuff going on in Oracle, where people might not have looked at a company like Epicor in the past, they are very seriously looking at us. And, Peter, we’ve already got over 100, we went GA in late December of 2008. We’ve already got over 100 customers running their business on that and we have over 500 implementations going on right now to put customers in there. So we’ll have 250 by the middle of the year. Our sales force, who in the beginning of 2009 didn’t have reference accounts to take prospective customers to, now have plenty of reference accounts to take customers into and it’s making the sales process a little easier for us.

Peter Goldmacher - Cowen & Company - Analyst

So on the Q3 call you were very confident and you said that you had seen some things in the environment that made you feel good and here you are putting up a below quarter relative to the expectations you set. So we are halfway through Q1. Have whatever it is you’ve seen in the environment continued to come along as you expected or do you feel like you Q4 a big tailwind was just seasonal buying and pent-up demand? How sustainable is the business relative to Q4?

George Klaus - Epicor Software - Chairman, President, CEO

Well, I think there were a lot of no decisions in the early quarters of 2009, and as I mentioned, not having reference accounts prevalent in the early part of 2009 made it more difficult for our sales people to close deals because customers that are spending $0.5 million and then another $0.5 million to $0.75 million on consulting and maintenance want to see somebody running the software that they are about to buy. So those things did — I wouldn’t say it was budget flush at the end of the year, but there was some pent-up demand in deals that we had been chasing throughout the year that hadn’t closed for some of those reasons. I don’t see any reason why Q1 would be any different. I think we are going to have a good Q1. All I can say is that you Peter who we love very much have been as critical as anybody when we miss a quarter, so we are not anxious to miss one. That’s why we are giving the guidance we are giving you for Q1.

Peter Goldmacher - Cowen & Company - Analyst

Just tough love George. Thank you.

Operator

Now from Barclays Capital we have Brad Sills.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

7

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Brad Sills - Barclays Capital - Analyst

Congratulations on the quarter. Just a question on some of the subverticals. Are there any subverticals within manufacturing distribution, retail that you are seeing better traction than others with Epicor 9?

George Klaus - Epicor Software - Chairman, President, CEO

I'm going to ask John Hiraoka to answer that one.

John Hiraoka - Epicor Software - EVP, CMO

Brad, we have seen good traction across the board again. Internationally we have done well. In the US we have done well. Distribution has been great for us. We have seen a big uptick there. We have done well in medical device. We are seeing uptick in commercial construction and AMD. Our traditional markets have done well and some of the new markets we brought up Epicor 9 out for are also moving forward very well.

Brad Sills - Barclays Capital - Analyst

Okay. Great. And you mentioned Epicor 9.05. Anything incremental there that we should be thinking about in terms of the expanding the opportunity, you mentioned additional countries, but I think more towards the second half of the year. What is incremental in 9.05?

John Hiraoka - Epicor Software - EVP, CMO

It does a lot for us. It adds at least ten new countries to that list. Again we'll be in over 60 countries as we come out with that. We really enhanced a lot of the areas of usability inside of the application bringing it a lot web 2.0 enterprise, 2.0 functionality. Mobility is very big inside of that release and then we get much more into the project management side. Our ability to go after a project based companies and do time and expense management et cetera, some of the things we have done in our E for SE product or Epicor for service enterprise product, that's now been migrated into 9 as well is this.

Brad Sills - Barclays Capital - Analyst

Got it. Thanks.

Operator

The question now from Mark Schappel at the Benchmark Company.

Mark Schappel - Benchmark Company - Analyst

Good job on the quarter. George, starting off with you. In prior quarters you talked about landing financial only deals which are relatively financial app and I was wondering if you could speak to whether you saw that trend continue into the December quarter?

George Klaus - Epicor Software - Chairman, President, CEO

Yes. Absolutely. Epicor 9, we built it on a global — it became our first really global financial products. So we have been very successful in landing financial deals only and we would expect to see ourselves — I can remember way back when we were platinum software and that was the product we were selling was financial apps and now we — and then we got away from it because we started focusing, as you know, a lot on the other verticals. But our financials only product is very successful now. In addition to that we have integrated Epicor 9 into our retail product because of the financial capability in the product also.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

8

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Mark Schappel - Benchmark Company - Analyst

Thank you. And George can you also talk a little bit about what you are seeing in Europe, especially in Eastern Europe where you are particularly strong?

George Klaus - Epicor Software - Chairman, President, CEO

We continue to be strong there, Mark. As you know, we bought a company a few years ago called Scala, which allowed us to become strong in that part of the world and we have been migrating a number of Scala customers onto the Epicor 9 platform. While Scala is still a very strong product for us and we continue to put out new releases on the product, which we just came out with a new release of the product which was very strong, we would — we always try to protect our install base and then provide extensions to them. It's our old strategy we've been preaching for a long time for tech to extend and converge, and then when they are ready try to converge them to Epicor 9. But the mood in that particular part of the world I think is a lot better right now and our sales force is very talented, and I think we'll see — continue to see good traction out of that part of the world.

Mark Schappel - Benchmark Company - Analyst

Thanks. Mike, on foreign exchange can you just walk through the impact of total revenue?

Mike Pietrini - Epicor Software - EVP, CFO

Sure. Actually I’m going to have Russ take you through the foreign exchange.

Russ Clark - Epicor Software - SVP of Finance

The FX rates quarter-over-quarter with the weakening dollar grew revenues and expenses by about 2% to 3% year over year. So a minor impact.

Mark Schappel - Benchmark Company - Analyst

So it knocked about 2% to 3% off the top line?

Russ Clark - Epicor Software - SVP of Finance

Yes. About equal revenue to expenses.

Mark Schappel - Benchmark Company - Analyst

Thank you.

Operator

(Operator Instructions) We’ll move on to Kevin Liu at B Riley & Company.

Kevin Liu - B Riley & Company - Analyst

First in terms of the sequential increase in sales and marketing, you mentioned you added some investments ahead of growth there. How much of that was higher incentive comp given the high level of bookings there versus the actual headcount and what the appropriate run rate we should be looking at for 2010?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

9

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Mike Pietrini - Epicor Software - EVP, CFO

Well, from the investment perspective not much of that was additional comp. We set those comp plans at the beginning of the year, so again from a compensation perspective. Some of that was in higher commissions based upon the Q4 performance. So again — but most of that was, as I said earlier, we made the investment both in the marketing side of the fence and then also on the research and development side to round out to invest localizations and some additional languages for 2010.

Kevin Liu - B Riley & Company - Analyst

And then just to follow on the 905 question early I wonder if it’s your sense that would move along some of the deals in the pipeline already towards closure or if we should think of it more about an opportunity to extend the pipeline further?

George Klaus - Epicor Software - Chairman, President, CEO

I think it will extend the pipeline further.

Kevin Liu - B Riley & Company - Analyst

And then lastly some more color on Q4. Just kind of curious whether you felt some orders got pulled from Q1 into Q4 or was the out performance in the quarter more of a function of perhaps higher win rates or something else we can point to?

George Klaus - Epicor Software - Chairman, President, CEO

I think I’ll go back and go back to the statement I made and that is trying to be humble here, but Epicor 9 is a great product, and it’s very difficult, I don’t care if you are selling cars or dishwasher, it’s very hard to sell something that nobody else is using and it took a few quarters to get enough people on board and get the product installed and enough reference accounts that our sales force could take advantage of taking the new prospects to these reference accounts. I think that certainly there was some delayed buying that was pushed into Q4 from Q3 maybe or even Q2. Now did we steal a lot of stuff from Q1? I’m sure the sales guys tried to bring in everything they could at the end of the quarter because their commission plans are yearly, but we still are looking at strong pipelines in Q1.

Kevin Liu - B Riley & Company - Analyst

Thanks a lot.

Operator

Next up we have Steve Koenig at Longbow Research.

Steve Koenig - Longbow Research - Analyst

Hi. Thanks for having me.

George Klaus - Epicor Software - Chairman, President, CEO

You’re welcome.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

10

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Steve Koenig - Longbow Research - Analyst

I want to drill down a little bit on Peter’s question concerning the nature of the good license sales in Q4. George you provided some commentary that some of that was from deals that maybe had been stalled earlier in the year. I’d like to get some more color on what kind of deals drove the increased activity where they upgrade to Epicor 9, new modules or new implementations, are you seeing any replacement of Y2K era systems? And then I have one follow up.

George Klaus - Epicor Software - Chairman, President, CEO

Well, I think the number was 149 new deals in Q4 and 75% of those were Epicor 9. So you can see we had a number of new customers which was north of the total new deals over 50% of them. Of the total license revenue in Q4 over 50% was new deals . And we liked to keep that range at about 50%, 50%, 50% new and 50% into our base and we exceeded that a little bit because we had a little more new business in Q4 than we did base business, but that’s not too unusual. And of course every company was holding back for a number of reasons. One, they wanted our product, but they wanted to see someone else run it. Second one was is economic condition and the confusion associated with what’s going to happen in the economic environment that is coming out of Washington and around the world made some people skittish and at the end of the year they decided that they needed to make some decisions that they were going to continue to strive in 2010.

Steve Koenig - Longbow Research - Analyst

Great. That’s helpful. And then my one follow up would be in terms of the upgrades to Epicor 9, are the bulk of those coming from Vantage the majority or Enterprise or Scala and how are those upgrades baking down?

George Klaus - Epicor Software - Chairman, President, CEO

It’s all over the map, but let me have John add some commentary there.

John Hiraoka - Epicor Software - EVP, CMO

Steve, what we are seeing is Epicor 9 is the next step for our Vantage users, so they can literally just move directly into it. So we have seen that activity being the most from the customers that are moving forward, but we also have across all of our product lines customers that are moving from again, our Avante product line, they are moving off of Scala, they are moving off of Enterprise to the product as well.

Steve Koenig - Longbow Research - Analyst

Great. Thanks John. Congrats on the quarter.

George Klaus - Epicor Software - Chairman, President, CEO

Thanks.

Operator

With that, ladies and gentlemen, there are no other questions in the queue. I will turn the call back over to George Klaus for any additional or closing comments.

George Klaus - Epicor Software - Chairman, President, CEO

Thank you, Kevin. Well, in closing I want to acknowledge that the fact that all of our employees really stepped up to the plate to ensure Epicor be consistently executing throughout 2009 was much appreciated by me. It was a challenging year, yet ultimately very successful due to all of the hard work of our loyal and dedicated employees. Additionally, we appreciate our customers and the confidence they have in Epicor and we look forward to a very successful 2010. So it’s been a pleasure to present our fourth quarter to you and we expect to present many more good quarters in 2010. Thank you for joining us.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

11

FINAL TRANSCRIPT

Feb. 11. 2010 / 5:00PM ET, EPIC - Q4 2009 Epicor Software Earnings Conference Call

Operator

Ladies and gentlemen, thank you again for joining us. That concludes today's call. Have a good day.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2010 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

12